Exhibit 10.1

INDEPENDENT CONTRACTOR'S AGREEMENT

THIS INDEPENDENT CONTRACTOR'S AGREEMENT (the "Agreement") is made as of March 27th 2012 by and between "Pronto Corp." (Pronto) is primarily Nevada Corporation with its head office located at address 6700, Henri-Bourassa Ouest, Montreal, QC Canada H4R0G2,  and "Maxim Belov" (Maxim Belov) located at 1600 King Street West, Toronto, ON M6k 3G9, Canada

In consideration of the mutual premises herein contained, Company and Independent Contractor hereby agree as follows:

SECTION 1: ENGAGEMENT

Pronto hereby engages Maxim Belov to render the services, and deliver the reports, according to the schedule and as described in the annexed Exhibit A (collectively, the "Services"). In the event of any conflict between this Agreement and the annexed Exhibit A, this Agreement shall control.

SECTION 2: COMPENSATION

A. In full consideration for the performance of the Services hereunder, and for any rights granted or relinquished by Maxim Belov under this Agreement, Pronto shall pay Maxim Belov as follows:

a fixed fee (the "Fee") in the amount of US$ 5,000 each application developed.

B. Payments shall be preceded by an invoice from Maxim Belov, which Company shall then pay in the ordinary course.

• Pronto pays US$ 5,000 as a retainer to develop mobile applications.

• Pronto pays US$ 10,000 balance payment after the completion of development of mobile application including development and testing.

D. Pronto will reimburse Maxim Belov for reasonable and necessary expenses incurred in the performance of the Services; provided, however, that all such expenses shall be subject to Company's prior approval.

E. Independent Contractor acknowledges and agrees that, except as provided in this Section 2, it shall not be entitled to, and Pronto shall not be obligated to pay, any monies or other compensation for the Services provided and rights granted under this Agreement.

SECTION 3: DELIVERY

 Maxim Belov will deliver mobile applications as follows:

(a) Maxim Belov agrees to deliver final software applications no later than 6 months after receiving the Retainer payment.

(b) Pronto will specify file format and any other technical details for final delivery of the mobile application.

SECTION 4: ASSURANCE OF SERVICES

A. Independent Contractor will assure that the following individuals (the "Key Employees") will be available to perform, and will perform, the Services hereunder until they are completed (identify by title and name as applicable):

Maxim Belov, TITLE

B. The Key Employees may be changed only with the prior written approval of Pronto, which approval shall not be unreasonably withheld.

SECTION 5: INDEPENDENT CONTRACTOR RELATIONSHIP

A. Maxim Belov agrees to perform the Services hereunder solely as an Independent Contractor. The parties to this Agreement recognize that this Agreement does not create any actual or apparent agency, partnership, franchise, or relationship of employer and employee between the parties. Maxim Belov is not authorized to enter into or commit Pronto to any agreements, and Maxim Belov shall not represent itself as the agent or legal representative of Pronto.

B. Further, Maxim Belov shall not be entitled to participate in any of Pronto's benefits, including without limitation any health or retirement plans. Maxim Belov shall not be entitled to any remuneration, benefits, or expenses other than as specifically provided for in this Agreement.

C. Pronto shall not be liable for taxes, Worker's Compensation, unemployment insurance, employers' liability, employer's FICA, social security, withholding tax, or other taxes or withholding for or on behalf of Maxim Belov or any other person consulted or employed by Maxim Belov in performing Services under this Agreement. All such costs shall be Independent Contractor's responsibility.

SECTION 6: PROPRIETARY RIGHTS

A. Maxim Belov acknowledges that he has no right to or interest in his work or product resulting from the Services performed hereunder, or any of the documents, reports or other materials created by Maxim Belov in connection with such Services, nor any right to or interest in any copyright therein. Maxim Belov acknowledges that the Services and the products thereof (hereinafter referred to as the "Materials") have been specially commissioned or ordered by Pronto as "works made-for-hire" as that term is used in the Copyright Law of the United States, and that Pronto is therefore to be deemed the author of and is the owner of all copyrights in and to such Materials.

B. In the event that such Materials, or any portion thereof, are for any reason deemed not to have been works made-for-hire, Maxim Belov hereby assigns to Pronto any and all right, title, and interest Independent Contractor may have in and to such Materials, including all copyrights, all publishing rights, and all rights to use, reproduce, and otherwise exploit the Materials in any and all formats or media and all channels, whether now known of hereafter created. Maxim Belov agrees to execute such instruments as Pronto may from time to time deem necessary or desirable to evidence, establish, maintain, and protect Pronto's ownership of such Materials, and all other rights, title, and interest therein.

SECTION 7: CONFIDENTIALITY

A. In connection with the performance of Services hereunder, Maxim Belov may be exposed to confidential and proprietary information of Pronto, whether or not so identified (including without limitation this Agreement).

B. Maxim Belov shall not, without the prior written consent of Pronto, use Pronto's name in any advertising or promotional literature or publish any articles relating to Pronto, this Agreement, or the Services and shall not otherwise refer to the retention of Independent Contractor to render consulting services hereunder.

SECTION 8: WARRANTIES AND INDEMNIFICATION

A. Maxim Belov represents and warrants that:

i) The Services shall be performed in accordance with, and shall not violate, applicable laws, rules or regulations, and standards prevailing in the industry and Maxim Belov shall obtain all permits or permissions required to comply with such laws, rules or regulations;

ii) The Materials shall be original, clear, and presentable in accordance with generally applicable standards in the industry;

iii) The Materials will not contain libelous, injurious, or unlawful material and will not violate or in any way infringe upon the personal or proprietary rights of third parties, including property, contractual, employment, trade secrets, proprietary information, and non-disclosure rights, or any trademark, copyright, or patent, nor will they contain any format, instruction, or information that is inaccurate or injurious to any person, computer system, or machine;

iv) Maxim Belov has full power and authority to enter into and perform its obligations under this Agreement; this Agreement is a legal, valid, and binding obligation of Independent Contractor, enforceable against it in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, or similar laws affecting creditors' rights generally and equitable remedies); entering into this Agreement will not violate the Charter or By-laws of Independent Contractor or any material contract to which it is a party;

v) Maxim Belov will perform the Services in accordance with the specifications established by Pronto.

B. Pronto represents and warrants that it has full power and authority to enter into and perform its obligations under this Agreement; this Agreement is a legal, valid, and binding obligation of Pronto, enforceable against it in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, or similar laws affecting creditors' rights generally and equitable remedies); entering into this Agreement will not violate the Charter or By-laws of Pronto or any material contract to which it is a party.

C. Maxim Belov shall comply with all of Pronto's standards and procedures when working on-site at Pronto, including without limitation, standards relating to security.

D. Pronto shall not be liable for injury or death occurring to Maxim Belov or any of its employees or other assistants in the course of performing this Agreement.

E. Maxim Belov hereby indemnifies and holds harmless Pronto, its subsidiaries, and affiliates, and their officers and employees, from any damages, claims, liabilities, and costs, including reasonable attorney's fees, or losses of any kind or nature whatsoever ("Loss") which may in any way arise from the Services performed by Maxim Belov hereunder, the work of employees of Maxim Belov while performing the Services of Maxim Belov hereunder, or any breach or alleged breach by Independent Contractor of this Agreement, including the warranties set forth herein. Pronto shall retain control over the defense of, and any resolution or settlement relating to, such Loss. Maxim Belov will cooperate with Pronto and provide reasonable assistance in defending any such claim.

SECTION 9: TERM AND TERMINATION

A. The term of this Agreement shall commence on the date hereof and shall continue until Maxim Belov satisfactorily completes performance of the Services (hereinafter the "Term").

B. This Agreement may be terminated:

i) by either party upon fifteen (15) days prior written notice if the other party breaches or is in default of any obligation hereunder and such default has not been cured within such fifteen (15) day period

ii) by Pronto at any time during the Term for any reason (or no reason) upon ten (10) days written notice.

C. Neither party shall be liable or deemed to be in default for any delay or failure in performance under this Agreement or interruption of service resulting, directly or indirectly, from acts of God, civil or military authority, acts of the public enemy, war, riots, civil disturbances, insurrections, accidents, fire, explosions, earthquakes, floods, the elements, strikes, labor disputes, shortages of suitable parts, materials, labor or transportation or any causes beyond the control of such party.

D. Upon termination by either party, Independent Consultant shall provide to Company any and all copies, in whole or in part, of the Materials (as they then exist) and any and all tangible materials Pronto provided to the Independent Consultant in connection with this Agreement.

SECTION 10: DAMAGES AND REMEDIES

A. In the event of termination of this Agreement by Pronto pursuant to Section 9.B (i), Pronto shall have all remedies available to it at law and in equity. Any and all Materials prepared for and/or delivered to Pronto prior to termination shall remain the property of Pronto.

B. In the event of termination pursuant to Section 9.B (ii), and provided that Independent Contractor is not in material breach of its obligations hereunder, Maxim Belov shall be entitled to keep all monies already paid pursuant to Section 2 and Pronto's sole obligation shall be to pay Independent Contractor the amount due for Services already acceptably performed and Materials already accepted, pro rata. In no event shall Pronto be liable for any lost profits or consequential, incidental or special damages.

C. Maxim Belov waives any and all right to injunctive relief in the event of any dispute with Pronto, and Maxim Belov's sole remedy in such a dispute shall be at law.

Section 11: GENERAL TERMS

A. Pronto does not agree to pay to Maxim Belov, and Maxim Belov agrees to accept there will be no royalty paid from software distribution.

B. The owner of the final tested mobile software application “ Remote Payment Services “ for iDevices, Android and Blackberry Devices will be PRONTO CORP. PRONTO CORP will own 100% of all worldwide master rights to all the applications developed under this agreement by Maxim Belov.

C. This Agreement shall be governed and construed in accordance with the laws of the State of Nevada applicable to contracts made and fully performed therein, and the state and federal courts located in Nevada shall have exclusive jurisdiction of all suits and proceedings arising out of or in connection with this agreement. Both parties hereby submit to the jurisdiction of said courts for purposes of any such suit or proceeding, and waive any claim that any such forum is an inconvenient forum.

D. Any notices to either party under this Agreement shall be in writing and delivered by hand or sent by nationally recognized messenger service, or by registered or certified mail, return receipt requested, to the address set forth above or to such other address as that party may hereafter designate by notice. Notice shall be effective when received, which shall be no greater than one (1) business day after being sent by a nationally recognized messenger service or three days after being sent by mail.

E. Pronto may freely assign this Agreement, in whole or in part. Maxim Belov may not, without the written consent of Pronto, assign, subcontract, or delegate its obligations under this Agreement, except that Maxim Belov may transfer the right only to receive any amounts which may be payable to it for performance under this Agreement, and then only after receipt by Pronto of written notice of such assignment or transfer. This Agreement shall be binding upon and inure to the benefit of the parties' successors and assigns.

F. The waiver by either party of a breach or violation of any provision of this Agreement shall not constitute a waiver of any subsequent or other breach or violation.

G. Following the expiration or termination of this Agreement, whether by its terms, operation of law, or otherwise, the terms and conditions set forth, as well as any term, provision, or condition required for the interpretation of this Agreement or necessary for the full observation and performance by each party hereto of all rights and obligations arising prior to the date of termination, shall survive such expiration or termination.

H. This Agreement represents the entire Agreement between the parties. The Agreement may not be amended, changed, or supplemented in any way except by written Agreement signed by both parties.

Pronto Corp.

By: /S/ Svetlana Gofman

Title: President

Independent Contractor

By: /S/ Maxim Belov

Title: Maxim Belov

EXHIBIT A

The following describes the Services to be performed, any Materials that are to be delivered, and the schedule for delivery (if applicable):

• “ Remote payment services “ software application for iDevices

• “ Remote payment services “ software application for Android Devices

• “ Remote payment services “ software application for Blackberry Devices

Three different “Remote Payment services” software applications to be developed one each for iDevices, Android and Blackberry Devices.

Project duration is for 6 months. It includes both Development & Testing of the applications.